CONFIDENTIAL

SERVICE AGREEMENT

THIS AGREEMENT made as of the 1st day of February, 2007

B E T W E E N:

GEOFFREY GOODALL
A business person having an address at 1315 Arborlynn Drive, North Vancouver, BC, V7J 2V6

(hereinafter referred to as the "Independent Contractor")

OF THE FIRST PART

\- and -

CANYON COPPER CORP.
A Nevada corporation having a business address at 408 – 1199 West Pender Street, Vancouver, BC, V6E 2R1

(hereinafter referred to as "Canyon Copper")

OF THE SECOND PART

WITNESSETH, that in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

Definitions

1. In this agreement:

1.1 "Agreement" shall mean this agreement;

1.2 "Fee" has the meaning ascribed to such term in Section 4.1 hereof;

1.3 "Services" shall mean the services and terms as described in Schedule "A" to this Agreement; and

1.4 "Term" shall mean the period commencing on the 1st day of February, 2007 and terminating on or about the 31st day of January, 2008.

Services

2.1 The Independent Contractor agrees to provide to Canyon Copper and Canyon Copper agrees to engage the Independent Contractor to provide the Services during the Term and for the Fee, all as herein provided on an as needed and mutually convenient basis.

2.2 The Independent Contractor agrees that in the performance of the Services, the Independent Contractor, its agents, employees and representatives shall act in accordance with all applicable laws and regulations and shall conduct their work in accordance with good health, safety, environmental and mining practices.

Independent Contractor Status

3.1 In carrying out this Agreement and in the performance of the Services by the Independent Contractor, the Independent Contractor is and at all times will be an independent contractor and will be directly responsible for the mode, method and manner of performing the Services. Canyon Copper shall have no direction or control as to the mode, method or manner of the performance of the Services, it being concerned only with the results accomplished.

3.2 The Independent Contractor agrees that it will not incur any liability on behalf of Canyon Copper nor pledge the credit of Canyon Copper nor make any contract binding upon Canyon Copper without the prior written consent of Canyon Copper.

Fee

4.1 The fee to be paid by Canyon Copper to the Independent Contractor for the Services is set out in Schedule "A" to this Agreement (the "Fee").

4.2 Monthly invoices will be submitted within 15 days after month-end showing allocation of Independent Consultant's time at the agreed upon rate as set out in Paragraph 4.1. Invoices are payable by Canyon Copper within 30 days of receipt. The Services being billed will be identified by Project, in detail satisfactory to Canyon Copper for purposes of accounting.

4.3 Neither the Independent Contractor nor its employees, agents or representatives shall be entitled to any additional consideration by way of incentive, bonus or otherwise as a result of the location or acquisition of any mining rights or properties on behalf of Canyon Copper or as a result of anything done by the Independent Contractor in providing the Services hereunder.

Deductions

5.1 In connection with the Services provided pursuant to this Agreement, and the payment of the Fee, Canyon Copper shall not be obligated to make any deductions at source. The Independent Contractor is responsible for payment of all applicable taxes, including income tax, professional fees and other costs related to the provision of the Services being provided.

5.2 If it is ever determined that Canyon Copper should have withheld and remitted an amount of the Fee by reason of the Services performed pursuant to this Agreement, then the Independent Contractor shall pay to Canyon Copper all amounts (including penalties and interest) which Canyon Copper becomes obliged to pay as a result of such determination.

Income Tax Reporting

6. The Independent Contractor shall report the amount of the Fee to all applicable taxing authorities in accordance with all applicable tax laws.

Indemnity and Insurance

7.1 Each of the Independent Contractor and Canyon Copper shall indemnify the other for and hold the other harmless from and against any and all damage, loss or injury or liability for a claim of damage, loss or injury to persons or property caused by or resulting from any act, omission or default of the indemnifying party or the indemnifying party's agents, employees or representatives.

Confidentiality

8.1 This Agreement and all data, agreements, reports, analyses, samples, maps, working papers and other information provided to or obtained or developed by the Independent Contractor pursuant to this Agreement, whether stored electronically or in hard copy, all copies thereof and all copyrights thereto shall be the exclusive property of Canyon Copper, shall be promptly and fully disclosed to Canyon Copper in writing, shall be delivered to Canyon Copper upon request or upon completion of the services provided or upon expiration or termination of this Agreement, whichever occurs first, shall not be published or disclosed in any way to third parties or used in any way for the benefit of the

Independent Contractor or any agent, employee or representative of the Independent Contractor or for any purpose other than as contemplated by this Agreement and shall be maintained in confidence by the Independent Contractor and by any agent, employee or representative of the Independent Contractor.

8.2 All mineral discoveries made by or with the assistance of the Independent Contractor in the course of services provided pursuant to this Agreement shall become and remain the sole and exclusive property of Canyon Copper. The Independent Contractor shall not locate, acquire, lease or option any mineral property any portion of which lies within a radius of five (5) miles of the outside perimeter of any mineral property examined, investigated, located, acquired, leased or optioned by Canyon Copper in areas investigated on behalf of Canyon Copper by the Independent Contractor during the term of this Agreement nor give information to any third party for such purposes. Any property of interest which may be acquired by the Independent Contractor within this area shall be held for the benefit of Canyon Copper and, upon the request of Canyon Copper, the Independent Contractor shall execute, acknowledge and deliver to Canyon Copper all instruments which Canyon Copper may deem necessary or desirable to enable Canyon Copper to acquire title to such property. The Independent Contractor shall not use the name of Canyon Copper or otherwise disclose the interests of Canyon Copper in any area in which Canyon Copper requests it to work. The restrictions in this paragraph shall remain in effect for a period of two (2) years after the termination of this Agreement, except upon the prior written waiver by Canyon Copper, which waiver may not be unreasonably withheld.

8.3 The Independent Contractor shall not use in any way, except to the extent required for the proper performance of this Agreement, and shall hold in confidence and not disclose to any person, firm or corporation, any trade secret or confidential or proprietary information of Canyon Copper. Any information not generally available to the public shall be considered secret and confidential for the foregoing purposes; provided, however, that any technical information which, as shown by the written records of the Independent Contractor, was lawfully in the possession of the Independent Contractor prior to such disclosure to the Independent Contractor by Canyon Copper or which is or shall lawfully be published or become part of general knowledge from sources other than Canyon Copper or which otherwise shall become available to the Independent Contractor from a source other than Canyon Copper, shall not be subject to these provisions.

Notice

9. Unless otherwise provided herein, any notice or other communication to a party under this Agreement may be given or served by registered mail, postage prepaid, or by facsimile, addressed as follows:

If to the Independent Contractor:

Geoffrey Goodall

1315 Arborlynn Drive
North Vancouver, BC V7J 2V6

Telephone: (604) 312-2762
Facsimile: (604) 984-8954
Email: ggoodall@axion.net

If to CANYON COPPER:

Canyon Copper Corp.
Suite 408, 1199 Pender Street
Vancouver, BC
V6E 2R1

Attn.: ~~Bryan Wilson, President~~ ANTHONY HARVEY CHAIRMAN & CEO

Telephone: (604) 331-9326
Facsimile: (604) 684-9365
Email: b3wil@yahoo.com

Assignment

11. The Independent Contractor shall not assign this Agreement nor subcontract the whole or any part of the work to be performed hereunder without prior written consent of Canyon Copper.

United States Dollars

12. All references to money herein are references to United States of America dollars.

Binding Effect

13. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

Legal Advice

14. Each party hereby acknowledges that they have been represented and advised by their respective counsel as to the negotiations and preparations of the Agreement.

Governing Law

15. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to conflict of law considerations.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

SIGNED, SEALED AND DELIVERED)	GEOFFREY GOODALL
)	Per: ______________________
)	
)	CANYON COPPER CORP.
)	Per: ______________________ Authorized Signatory

SCHEDULE "A"

SERVICES

The Independent Contractor shall provide to Canyon Copper all of the services normally provided by professional geologists in the mining industry, such services to include but not to be limited to the following:

(a) geological mapping and rock sampling

(b) supervision of crews carrying out drilling services;

(c) property examination and evaluation;

(d) analysis of core or chips from drilling and compiling a geological and geotechnical core log;

(f) preparing and writing progress reports and comprehensive summary reports of activities.

FEE STRUCTURE

Geological Consulting Services	$90US per hour, ~~with a four hour per day minimum~~
Reasonable out of pocket expenses	at cost